Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Pfenex Inc. (the “Company”) of our report dated March 10, 2016, relating to the Company’s consolidated financial statements and financial statement schedule, which appears in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ HASKELL & WHITE LLP

San Diego, California

August 9, 2018